EXHIBIT 99.5

                             MENLO ACQUISITION CORP.
                                 100 MISTY Lane
                                  P.O. Box 5430
                              Parsippany, NJ 07054
                                     [date]

To: All Holders of Stock Options Granted Pursuant to the Menlo Acquisition Corp. Stock Option Plan.

     Pursuant to a Scheduled 13E-3 filed on [_____], 2002 with the Securities and Exchange Commission, Menlo Acquisition Corp. ("MAC") has announced plans pursuant to which (a) Rosebud Holding LLC, the controlling shareholder of MAC, will transfer all of its shares of MAC common stock to a newly formed corporation (the "Parent"), (b) the parent will merge with and into MAC and (c) all shareholders other than the Parent will have all of their MAC common stock automatically converted into the right to receive $1.00 per share. It is expected that this merger will occur on or about [______], 2002.

     Pursuant to the terms of the MAC Stock Option Plan, you are hereby notified that:

o From the date hereof through and including the time immediately prior to the "Effective Time", all of your stock options granted under the MAC Stock Option Plan shall be deemed to be fully vested and exercisable;

o As of the Effective Time, all stock options granted to you under the MAC stock option plan which have not been exercised prior to the Effective Time shall be canceled.

     For purposes of this Notice, the term "Effective Time" shall mean the earlier of the time at which the above-mentioned merger becomes effective and
(b) the time at which MAC publicly announces the abandonment of the plans to effect such a merger. We have no reason to believe that such plans will be abandoned.

     Absent a change in plans, if you acquire any shares upon the exercise of stock options, the shares that you acquire will be converted into the right to receive $1.00 per share upon consummation of the above-mentioned merger.

     Should you  require  any  additional  information  regarding  your right to exercise your options or should you desire to review a copy of the above-mentioned Scheduled 13E-3, please contact Frank Russomanno at extension 128.

                                            Very truly yours,

                                            MENLO ACQUISITION CORP.



                                            By:  ____________________________
                                                  Lawrence Seidman